Exhibit 10.3

July         , 2005

Board of Directors

Fulton Financial Corporation

Lancaster, PA 17604

Re:	Stockholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned Stockholder (“Stockholder”) of Columbia Bancorp, a Maryland corporation (“Columbia”), in order to induce Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”), to enter into the Agreement and Plan of Merger of even date herewith to be executed by and among Fulton and Columbia (the “Merger Agreement”), hereby represents, warrants and agrees as follows:

1. Stockholder hereby represents and warrants that Stockholder owns of record or beneficially good and valid title to all of the shares of the capital stock of Columbia, and options to acquire shares of capital stock of Columbia, shown on Schedule 1 attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares, or rights to acquire shares, of capital stock of Columbia beneficially owned by Stockholder. For purposes hereof, the capital stock of Columbia and the options to acquire capital stock of Columbia set forth on Schedule 1 shall be referred to herein as the “Stock”. It is understood and agreed that the term “Stock” shall not include any securities beneficially owned by Stockholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Stockholder of Stockholder’s fiduciary responsibility with respect to any such securities.

2. Stockholder will vote, or cause to be voted, all of the Stock in person or by proxy, (a) for approval of the Merger Agreement and the transactions contemplated thereby at any meeting of the Columbia stockholders duly held for such purpose and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Merger Agreement, unless and until Columbia has the right to terminate the Merger Agreement as set forth therein (the “Expiration Date”).

3. Stockholder will not, nor will Stockholder permit any entity under Stockholder’s control to, deposit any of the Stock in a voting trust or subject any of the Stock to any arrangement with respect to the voting of the Stock in any manner inconsistent with this Agreement.

4. Stockholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise (including any transfer by operation of law), the Stock or any of Stockholder’s voting rights with respect to the Stock, except to a person who is or becomes a party to a voting agreement with Fulton in the form of this Agreement.

5. Irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and, therefore, Fulton shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

6. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Stock under, (i) any contract, commitment or agreement, to which Stockholder is a party or by which Stockholder is bound, (ii) any judgment, order or ruling applicable to Stockholder, or (iii) the organizational documents of Stockholder, if applicable.

7. Stockholder has full power and authority to execute, deliver and perform this Agreement, to vote the Stock as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Stockholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the successors and assigns (as applicable) of the parties hereto.

9. Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

11. It is understood and hereby agreed that this Agreement relates solely to the capacity of Stockholder as a stockholder or beneficial owner of the Stock and is not in any way intended to affect the exercise of Stockholder’s responsibilities and fiduciary duties as a director or officer of Columbia or any of its subsidiaries. Nothing in this Agreement shall be construed as creating any obligation by the Stockholder to exercise any options to acquire shares of capital stock of Columbia.

12. This Agreement shall terminate and shall have no further force or effect as of the earlier of the Expiration Date and the Effective Time.

Very truly yours,

Dated: , 2005
Printed Name:

Schedule 1

Name	Class of Shares	Number of Shares

Encumbrances